Exhibit 99.1

Hortonworks Appoints Rajnish Verma

President and Chief Operating Officer

SANTA CLARA, Calif.— January 12, 2017—Hortonworks® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced that it has appointed Raj Verma president and chief operating officer. Verma is an experienced enterprise sales veteran who brings more than 20 years of enterprise sales and marketing leadership to Hortonworks.

Hortonworks recently celebrated exceeding 1,000 customers worldwide, having rapidly built its customer base across industries including healthcare, manufacturing, financial services, energy, telecommunications and public sector. Verma will be responsible for advancing Hortonworks’ global sales strategy and execution, and will oversee sales, sales engineering, channel, professional services, training and marketing. He will begin his new role with Hortonworks on January 16, 2017.

“Raj is a proven sales leader and has successfully scaled enterprise sales teams to significantly accelerate revenue growth,” said Rob Bearden, chief executive officer of Hortonworks. “I am very excited to welcome Raj to Hortonworks and know he has the right experience to further propel Hortonworks on its mission to manage the world’s data.”

Verma has spent his entire career in the Information Technology industry, most recently as chief operating officer of TIBCO Software Inc., where he was instrumental in taking TIBCO from $300 million to more than $1 billion in annual revenue. He also held various other executive roles during his 12-year tenure at TIBCO, including executive vice president of worldwide sales and chief marketing officer.

“Today’s modern enterprises must embrace all data as a currency for growth and to fuel innovation,” said Raj Verma. “I believe that Hortonworks’ superior connected data platforms, in conjunction with its open source model, are the future of software development and consumption. It’s a privilege to join the Hortonworks team and I look forward to working with customers to continue to deliver transformational impact to their businesses.”

About Hortonworks

Hortonworks is an industry leading innovator that creates, distributes and supports enterprise-ready open data platforms and modern data applications that deliver actionable intelligence from all data: data-in-motion and data-at-rest. Hortonworks is focused on driving innovation in open source communities such as Apache Hadoop, Apache NiFi and Apache Spark. Along with its 1,800+ partners, Hortonworks provides the expertise, training and services that allow customers to unlock transformational value for their organizations across any line of business.

Hortonworks, Powering the Future of Data, HDP and HDF are registered trademarks or trademarks of Hortonworks, Inc. and its subsidiaries in the United States and other jurisdictions. For more information, please visit www.hortonworks.com. All other trademarks are the property of their respective owners.

For more information

Michelle Lazzar

comms@hortonworks.com

408-828-9681